As filed with the Securities and Exchange Commission on September 7, 2010

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RADIANT SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Georgia	11-2749765
(state or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3925 Brookside Parkway

Alpharetta, Georgia 30022

(770) 576-6000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John H. Heyman

Chief Executive Officer

3925 Brookside Parkway

Alpharetta, Georgia 30022

(770) 576-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Terry F. Schwartz, Esq.

Smith, Gambrell & Russell, LLP

1230 Peachtree Street, N.E., Suite 3100

Atlanta, Georgia 30309

(404) 815-3731

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☒ (File No. 333-162309)

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐ (Do not check if smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price per Unit(1)(2)	Proposed Maximum Aggregate Offering Price(1)(2)(3)(4)	Amount of Registration Fee(5)
Primary Offering:
Common Stock, no par value per share (5)
Secondary Offering:
Common Stock, no par value per share (5)			$30,000,000	$2,139.00
TOTAL:			$30,000,000	$2,139.00

(1)	The securities being registered are an indeterminate number of shares of common stock that may be issued at an indeterminate price with an aggregate maximum offering price not to exceed $30,000,000. Information as to the amount to be registered and proposed maximum offering price per unit is not specified pursuant to General Instruction II.D. of Form S-3. Such amount represents the offering price of any shares of common stock.
(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, this registration statement also covers an indeterminate amount of securities that may become issuable under the terms of the securities being registered upon exercise or conversion of such securities, or as a result of a stock dividend, stock split or other recapitalization.
(3)	Estimated solely for calculating the registration fee under Rule 457 under the Securities Act.
(4)	In accordance with Rule 462(b) under the Securities Act, an additional amount of securities having a proposed maximum aggregate offering price of no more than 20% of the maximum aggregate offering price of the securities eligible to be sold under the related Registration Statement on Form S-3 (Registration No. 333-162309), or the Initial Registration Statement, is hereby registered. The registrant previously registered securities with a proposed aggregate offering price of $150,000,000 on the Initial Registration Statement for which a filing fee of $8,370 was previously paid.
(5)	Pursuant to Rule 457(o) under the Securities Act.

This registration statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This registration statement is being filed pursuant to Rule 462(b) as promulgated under the Securities Act of 1933, as amended. Radiant Systems, Inc., or the Company, hereby incorporates by reference into this registration statement, the contents of the registration statement on Form S-3 (Registration No. 333-162309), including the exhibits thereto, which was declared effective by the Securities and Exchange Commission on November 4, 2009. This registration statement is being filed solely to increase the number of shares of Common Stock of Radiant Systems, Inc. that may be offered and sold by certain selling stockholders.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alpharetta, State of Georgia, on the 3 rd day of September, 2010.

RADIANT SYSTEMS, INC.

By:	/s/ John H. Heyman
John H. Heyman, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Alon Goren* Alon Goren	Chairman of the Board and Chief Technology Officer	September 3, 2010

/s/ John H. Heyman* John H. Heyman	Chief Executive Officer and Director (principal executive officer)	September 3, 2010

/s/ Mark E. Haidet* Mark E. Haidet	Chief Financial Officer (principal financial officer)	September 3, 2010

/s/ Robert R. Ellis* Robert R. Ellis	Vice President of Accounting (principal accounting officer)	September 3, 2010

/s/ James S. Balloun* James S. Balloun	Director	September 3, 2010

/s/ Michael Z. Kay* Michael Z. Kay	Director	September 3, 2010

/s/ J. Alexander Douglas, Jr.* J. Alexander Douglas, Jr.	Director	September 3, 2010

/s/ Donna A. Lee* Donna A. Lee	Director	September 3, 2010

/s/ William A. Clement, Jr.* William A. Clement, Jr.	Director	September 3, 2010

*By:	/s/ John H. Heyman
Title:

Attorney in fact pursuant to a power

of attorney previously executed by the

officers and directors and included in the

Registration Statement on Form S-3,

File No. 333-162309, declared effective

November 4, 2009

INDEX TO EXHIBITS

Exhibit Number	Description of Document

5.1	Opinion of Smith, Gambrell & Russell, LLP

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Smith, Gambrell & Russell, LLP (included in Exhibit 5.1 hereto)

24.1	Power of Attorney (included in Registration Statement filed on Form S-3, File No. 333-162309)